Exhibit 3.130

LIMITED LIABILITY COMPANY AGREEMENT
OF
VANGUARD IT SERVICES, LLC
This Limited Liability Company Agreement, dated as of May 7, 2012 (this “Agreement”), of Vanguard IT Services, LLC is entered into by and between the person or persons listed on the signature pages hereto as member or members (collectively, the “Members”).
The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:
1.Name; Formation. The name of the limited liability company shall be Vanguard IT Services, LLC (the “Company”), or such other name as the Members may from time to time hereafter designate. The Company shall be formed upon the execution and filing by any Member, by any person designated by a Member or by any officer, agent or employee of the registered agent of the Company in the State of Delaware (any such person being hereby authorized to take such action) of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Act.

2.Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 18-101 of the Act.

3.Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Members deem necessary or advisable in connection with the foregoing.

4.Offices; Registered Agent.

(a)The principal office of the Company, and such additional offices as the Members may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Members may designate from time to time.

(b)The registered office of the Company in the State of Delaware is located at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, Delaware. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, Delaware. The Member may change such registered office and/or registered agent from time to time.

5.Members. The names and the mailing addresses of the Members are as set forth on Schedule A attached hereto, as the same may be amended from time to time.

6.Term. The term of the Company shall commence on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.Powers; Management. A. Except as specifically provided otherwise in this Agreement, the management and control of the business and affairs of the Company shall to the maximum extent permitted under applicable law be vested exclusively in the Board of Representatives of the Company (the “Board”), which shall possess all rights and powers of managers as provided in the Act and otherwise by Law. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on them by the Act or otherwise by law with respect to the management and control of the Company. No Member and no Representative, in its capacity as such, shall have any power to act for, sign for, or do any act that would bind the Company.

B.    Board of Representatives. (a) Initial Board. The Board shall initially consist of the following three individuals:
Deborah W. Larios
Deborah T. McCormick
James H. Spalding
(b)    Chairman. A Chairman of the Board (the “Chairman”) may, from time to time, be appointed by the Representatives from among themselves or any other member of the Board. The Chairman of the initial Board shall be James H. Spalding. The Chairman, if appointed, shall preside over meetings of the Board and shall otherwise have no greater authority than any other Representative. In the absence of the Chairman, any one of the other Representatives shall preside at all meetings of the Board. Such Representative shall have duties customarily performed by a “lead director” or “presiding director” and shall otherwise have no greater authority than any other Representative.
(c)    Voting. Each Representative, including the Chairman, shall have a single vote. Except as otherwise required by Law, the affirmative vote of a majority of the Representatives in attendance at any meeting at which a quorum is present in accordance with Section 7C(c) shall be required to authorize any action. Any vote, consent or other action of the Board may be undertaken with the unanimous written consent (in lieu of meeting) of the Representatives, in each case who have been appointed and who are then in office.
(d)    Proxies. Any Representative may vote at a meeting of the Board or any committee thereof either in person or by proxy executed in writing by such Representative. A telegram, telex, cablegram or similar transmission by the Representative, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Representative shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7B(d). Proxies for use at any meeting of the Board or any committee thereof or in connection with the taking of any action by written consent shall be filed with the Board, before or at the time of the meeting or execution of the written consent, as the case may be. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

C.    Meetings of the Board.
(a)    Meetings. The Board shall meet at such times and at such places as the Board may designate. Special meetings of the Board shall be held at the request of any Representative upon at least two business days' written notice to all of the Representatives, or upon such shorter notice as may be approved by all of the Representatives; provided that if the nature of the action to be taken is such that time is of the essence with respect to such action, such meeting may be held without such two business days' notice if at least one business day's notice has been given and (A) a good faith effort has been made to notify and consult with each of the Representatives entitled to vote on such action and (B) a quorum exists for the taking of such action. Any Representative may waive the requirement of such notice as to itself, before, at or after the meeting.
(b)    Conduct of Meetings. Any meeting of the Board may be held in person, telephonically or through other communications equipment by means of which all participating members of the Board can simultaneously hear each other during the meeting.
(c)    Quorum. A majority of the Representatives who have been appointed pursuant to the provisions of this Agreement and who are then in office shall be necessary to constitute a quorum of the Board for purposes of conducting business.
(d)    Payments to Representatives; Reimbursements. All Representatives will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings and such reasonable and customary fees as may be authorized by the Board.
(e)    Board Committees. The Board may organize such committees of the Board as it deems reasonably necessary to effectively govern the Company.
D.    Member Action. Any action of the Members shall be authorized if the affirmative vote of the holders of a majority of the membership interests present at a meeting at which a quorum is present shall be obtained. Any action which may be taken by the Members under this Agreement shall be authorized if consents in writing setting forth the action so taken are signed by Members who hold a majority of the membership interests then outstanding. Any Member who does not participate in taking the action by written consent shall be given written notice thereof by the Secretary of the Company after such action has been taken. The presence in person or by proxy of the holders of a majority of the outstanding membership interests shall be necessary to constitute a quorum for action by the Members. Whenever the giving of any notice to Members is required by law or this Agreement, a waiver thereof, in writing and delivered to the Company signed by the person or persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Member at a meeting or execution of a written consent to any action shall constitute a waiver of notice of such meeting or action.
E.    Officers. (a)    Designation and Appointment. The Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “president,” “vice chairman,” vice president,” “treasurer,” “secretary,” “general counsel,” “director,” “chief financial officer” and “chief operating officer” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In the Board's discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.
(b)    Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any Person as an Officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.
(c)    Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and keep the Board reasonably apprised of material developments in the business of the Company.
(d)    Chief Executive Officer. Subject to the powers of the Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making Officer.
(e)    Vice Chairman. The Vice Chairman, or if there be more than one, then each of them, shall, subject to the powers of the Board and the chief executive officer of the Company, participate in the supervision of the business and affairs of the Company, and shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or by the Board. A Vice Chairman need not be a member of the Board.
(f)    President. The president of the Company shall, subject to the powers of the Board and the chief executive officer of the Company, have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board are effectuated. The president of the Company shall have such other powers and perform such other duties as may be prescribed by the chief executive officer of the Company or by the Board.
(g)    Chief Financial Officer. The chief financial officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of the Company's assets, liabilities, receipts, disbursements, gains, losses, capital and membership interests. The chief financial officer of the Company shall have custody of the funds and securities of the Company, keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by such officer. The chief financial officer of the Company shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer of the Company or by the Board.

(h)    Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the chief executive officer of the Company or the Board may from time to time prescribe. A vice president may be designated as an Executive Vice President, a Senior Vice President, an Assistant Vice President, or a vice president with a functional title.
(i)    Secretary. The secretary of the Company shall, if requested by the Board, attend meetings of the Board, record all the proceedings of the meetings and perform similar duties for the committees of the Board when required. The secretary of the Company shall keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer of the Company or the Board. The secretary of the Company shall have the general duties, powers and responsibilities of a secretary of a Corporation. If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary's absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the chief executive officer of the Company or the Board may from time to time prescribe.
(j)    Treasurer. The treasurer of the Company shall receive, keep, and disburse, or cause to be received, kept or disbursed, all moneys belonging to or coming to the Company. The treasurer of the Company shall prepare, or cause to be prepared, detailed reports and records of all expenses, losses, gains, assets, and liabilities of the Company as directed by the chief financial officer of the Company and shall perform such other duties in connection with the administration of the financial affairs of the Company as may from time to time be prescribed by the chief financial officer or the chief executive officer of the Company or by the Board.
8.Capital Contributions. The Members shall make capital contributions to the Company in such amounts and at such times as may be unanimously determined by the Members, which amounts will be set forth in the books and records of the Company.

9.Allocation of Profits and Losses. The Company's profits and losses shall be allocated among the Members in proportion to their membership percentages, as set forth on Schedule A (as to each Member, its “Membership Percentage”).

10.Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts as unanimously determined by the Members. Such distributions shall be divided among the Members in the same proportion as their Membership Percentages.

11.Assignments; Withdrawals. A Member may not assign in whole or in part his limited liability company interest without the written consent of all of the other Members, which consent may be granted or withheld in a Member's sole and absolute discretion. No Member shall have the right to resign from the Company except with the consent of the other Members and upon such terms and conditions as may be specifically agreed upon between such other Members and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Delaware Act or otherwise.

12.Persons Deemed Owners. Prior to due presentment of a Certificate for registration or transfer, the Company, or any agent or manager of the Company, may treat the person in whose name such Certificate is registered as the owner of the Certificate for the purpose of receiving distributions pursuant to this

Agreement and for all other purposes whatsoever, and the Company shall not be affected by notice to the contrary.

13.New Members. New Members may be admitted to the Company on such terms as may be agreed to by all existing Members, and in connection with any such admission, the Schedule A shall be amended to reflect the name, address and capital contribution (if any) of the additional Member and any changes in Membership Percentage of the Members in connection with the admission of the additional Member.

14.Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of all of the Members, (b) the death, retirement, expulsion, insolvency, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company provided that the Company shall not be dissolved if, within 90 days after any such event, all remaining Members agree in writing to continue the business of the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

15.Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer.

16.Amendments. This Agreement may be amended, restated, modified or supplemented from time to time, only upon the unanimous written approval of the Members.

17.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement of the Company as of the day and year first above written.

VANGUARD HEALTH FINANCIAL COMPANY, LLC,
its Sole Member

By: /s/ James H. Spalding
James H. Spalding
Executive Vice President

SCHEDULE A

Member and Address	Membership Interest and Membership Percentage
Vanguard Health Financial Company, LLC 20 Burton Hills Boulevard Suite 100 Nashville, TN 37215 Attention: James H. Spalding	100%